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                                                                    Exhibit 10.2


October 6, 2003

Mr. Eric M. Reuter, CEO
Laserscope
3070 Orchard Drive
San Jose, CA 95134

                                AMENDMENT TO THE
                            CONVERTIBLE DEBENTURES OF
                                FEBRUARY 11, 2000

Dear Mr. Reuter:

Renaissance Capital Growth and Income III and Renaissance U.S. Growth Investment Trust PLC (The "Funds") hereby agree to modify the Convertible Debentures dated February 11, 2000 as follows. Laserscope will not be required to make any principal payments until expiration of the debentures on February 11, 2007, and principal payments will only be made at that time if there is a balance of principal which has not been converted to common stock. However, not withstanding the foregoing, the Funds may, at their sole discretion, direct Laserscope to resume making monthly principal payments at any time prior to expiration and in an amount sufficient to bring payments made plus conversions to the level specified in the Debenture as of the date of expiration. Such direction would be made in writing and in no less than 45 days prior to commencement of principal payments. All other terms of the agreement are unchanged.

         Please sign below and return to indicate concurrence and return to my attention at Renaissance.

                                            Regards,



                                    /s/ Robert C. Pearson
                                    -----------------------------------------
                                    Robert C. Pearson - Senior Vice President

Agreed and accepted by:



 /s/ Eric M. Reuter
-----------------------------------
Eric M. Reuter
President and Chief Executive Officer
Laserscope, Inc.